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                                                                   EXHIBIT 10.71

                              CONSULTING AGREEMENT
                              --------------------


     THIS AGREEMENT is made as of October 1, 1995 between United Stationers Supply Co., an Illinois corporation, 2200 East Golf Road, Des Plaines, Illinois 60016 ("United"), and Jeffrey K. Hewson, 925 Walden Lane, Lake Forest, Illinois 60045 ("Hewson").


     In consideration of the mutual promises contained herein, the parties agree as follows:

     1. Consulting Services. Hewson agrees to provide consulting services to United as follows: advice and counsel to the Chairman of the Board of United, or his designee(s) as from time to time designated in writing by the Chairman of the Board of United, as mutually agreed on at least a quarterly basis concerning critical business matters, including developing new markets, identification of possible acquisition candidates and joint venture partners, geographic expansion, Canadian operations, cost efficiency opportunities, and business integration. Hewson shall perform the consulting services in the Chicago metropolitan area, area, except as may from time to time otherwise be agreed. In any event, United shall give Hewson ten days notice of requested travel.

     2. Term. This Agreement shall be for a term of 15 months, commencing October 1, 1995 and ending December 31, 1996.

     3. Time Requirements. Hewson agrees to provide up to 65 hours of consulting services per quarter. Hours of consulting service shall include any necessary travel time. To the extent the hours of service actually provided during any quarter are more or less than 65 hours, they shall be cumulated and applied toward subsequent quarters during the term of this Agreement.

     4. Payment. United will pay Hewson the total sum of $130,000 for the work to be performed under this agreement, payable in equal quarterly installments of $26,000 per quarter commencing October 1, 1995, and thereafter on the first day of each calendar quarter. In addition, to the extent that the hours of service actually provided by Hewson exceed 325 hours (65 hours X 5 quarters), United agrees to pay Hewson $400 per hour for each hour in excess of said 325 hours. In the event of Hewson's disability or death during the term of this agreement said quarterly installments shall continue, and, in the event of his death, shall be paid to Hewson's estate. Hewson shall not be required to render consulting services hereunder in the event of his illness, incapacity, disability or death. If at any time United fails to make any payment when due hereunder, Hewson shall be entitled to immediate injunctive relief ordering such payment to be made immediately, to which relief United hereby agrees.
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Any claim or purported claim upon which United may base any such failure to pay may be brought by United in a court of competent jurisdiction (which may, but need not be, the same court in which Hewson seeks injunctive relief), and if such claim is the subject of a final adjudication in United's favor, Hewson shall forthwith pay back the adjudicated sum to United.

     5. Expense Reimbursement. United will reimburse Hewson for all necessary funds advanced and for reasonable out-of-pocket expenses incurred at United's request, including travel expenses incurred solely for United's benefit. Expenses hereunder shall be reimbursable on the same basis, including travel and lodging, as expenses of the most senior officer of United.

     6. Relationship of Parties. The parties intend that an independent contractor relationship will be created by this agreement. United is interested in the results that will be achieved, and the conduct and control of the work will lie solely with Hewson. Hewson is not to be considered an agent or employee of United for any purpose. It is agreed that United does not agree to use Hewson exclusively. It is further agreed that, subject to the non-competition provisions of Hewson's prior employment and consulting agreement with United, Hewson is free to contract for similar services to be performed for others while under contract with United.

     7. Liability. The work to be performed by Hewson under this Agreement will be performed entirely at Hewson's risk. Hewson agrees to indemnify United for any liability or loss to third parties arising out of Hewson's negligence in his performance of this Agreement.



                              UNITED STATIONERS SUPPLY CO.



                              By: ________________________
                                  Its



                              ____________________________
                              Jeffrey K. Hewson

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